UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Wilshire Enterprises, Inc.

(Name of Issuer)

Common Stock, $1.00 par value per share

(Title of Class of Securities)

971889100

(CUSIP Number)

November 25, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
	Rule 13d-1(b)
	Rule 13d-1(c)
X	Rule 13d-1(d)
________________________________________

CUSIP No. 971889100

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

DONALD BRENNER TTEE U/W/O J BRENNER F/B/O LOIS BARNITT
2.Check the Appropriate Box if a Member of a Group
(a)
(b)  X
3.SEC Use Only

4.Citizenship or Place of Organization
Florida

5.Sole Voting Power

Number of
Shares
Beneficially
0
6.Shared Voting Power

Owned By
Each
0
7.Sole Dispositive Power

Reporting
Person
With:
0
8.Shared Dispositive Power

0
9.Aggregate Amount Beneficially Owned by Each Reporting Person

0
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.Percent of Class Represented by Amount in Row (9)

0%
12.Type of Reporting Person
OO
________________________________________

CUSIP No. 971889100

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

GINETTE BRENNER
2.Check the Appropriate Box if a Member of a Group
(a)
(b)  X
3.SEC Use Only

4.Citizenship or Place of Organization
Florida

5.Sole Voting Power
Number of
Shares
Beneficially
0

6.Shared Voting Power
Owned By
Each
0

7.Sole Dispositive Power

Reporting
Person
With:
0

8.Shared Dispositive Power

0
9.Aggregate Amount Beneficially Owned by Each Reporting Person
0

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.Percent of Class Represented by Amount in Row (9)

0%
12.Type of Reporting Person
IN

________________________________________

CUSIP No. 971889100

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

DONALD BRENNER

2.Check the Appropriate Box if a Member of a Group
(a)
(b)  X

3.SEC Use Only
4.Citizenship or Place of Organization
Florida

5.Sole Voting Power
Number of
Shares
Beneficially
0

6.Shared Voting Power

Owned By
Each
0

7.Sole Dispositive Power
Reporting
Person
With:

0
8.Shared Dispositive Power
0

9.Aggregate Amount Beneficially Owned by Each Reporting Person
0

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.Percent of Class Represented by Amount in Row (9)

0%
12.Type of Reporting Person

IN

________________________________________

CUSIP No. 971889100

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

JEROME LEWIS BRENNER
2.Check the Appropriate Box if a Member of a Group
(a)
(b)  X
3.SEC Use Only

4.Citizenship or Place of Organization

Florida

5.Sole Voting Power
Number of
Shares
Beneficially
0
6.Shared Voting Power

Owned By
Each
0

7.Sole Dispositive Power
0

8.Shared Dispositive Power

Reporting
Person
With:
0

9.Aggregate Amount Beneficially Owned by Each Reporting Person
0
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.Percent of Class Represented by Amount in Row (9)

0%
12.Type of Reporting Person

IN

________________________________________

CUSIP No. 971889100

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

MICHAEL BRENNER IRA
2.Check the Appropriate Box if a Member of a Group
(a)
(b) X
3.SEC Use Only

4.Citizenship or Place of Organization

Florida

5.Sole Voting Power

Number of
Shares
Beneficially
0

6.Shared Voting Power

Owned By
Each
0

7.Sole Dispositive Power

Reporting
Person
With:
0

8.Shared Dispositive Power

0
9.Aggregate Amount Beneficially Owned by Each Reporting Person

0
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares


11.Percent of Class Represented by Amount in Row (9)

0%
12.Type of Reporting Person

OO

________________________________________

CUSIP No. 971889100

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

MICHAEL BRENNER C/F EMILY BRENNER
2.Check the Appropriate Box if a Member of a Group
(a)
(b) X
3.SEC Use Only

4.Citizenship or Place of Organization

Florida

5.Sole Voting Power

Number of
Shares
Beneficially
0

6.Shared Voting Power

Owned By
Each

0

7.Sole Dispositive Power

Reporting
Person
With:

0
8.Shared Dispositive Power

0

9.Aggregate Amount Beneficially Owned by Each Reporting Person

0
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.Percent of Class Represented by Amount in Row (9)

0%
12.Type of Reporting Person (See Instructions)

OO

________________________________________

CUSIP No. 971889100

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

MICHAEL BRENNER C/F ALANA BRENNER
2.Check the Appropriate Box if a Member of a Group
(a)
(b)  X
3.SEC Use Only

4.Citizenship or Place of Organization

Florida

5.Sole Voting Power

Number of
Shares
Beneficially
0

6.Shared Voting Power

Owned By
Each
0

7.Sole Dispositive Power

Reporting
Person
With:
0
8.Shared Dispositive Power

0
9.Aggregate Amount Beneficially Owned by Each Reporting Person
0
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares


11.Percent of Class Represented by Amount in Row (9)

0%
12.Type of Reporting Person

OO

________________________________________


Item 1 (a).	Name of Issuer
	Wilshire Enterprises, Inc. (the Issuer)

Item 1(b).	Address of Issuer Principal Executive Offices

The address of the Issuer principal executive offices is:
1 Gateway Center, Newark, New Jersey 07102, United States

Item 2(a).	Name of Person Filing
Donald Brenner

Item 2(b).	Address of Principal Business Office or,
if none, Residence
1700 S. Ocean Blvd., Apt. 19B
Lauderdale By the Sea, FL 33062-7822

Item 2(c).	Citizenship
DONALD BRENNER TTEE U/W/O J BRENNER F/B/O LOIS BARNITT
GINETTE BRENNER
DONALD BRENNER
JEROME LEWIS BRENNER
MICHAEL BRENNER IRA
MICHAEL BRENNER C/F EMILY BRENNER
MICHAEL BRENNER C/F ALANA BRENNER
	1700 S. Ocean Blvd., Apt. 19B
	Lauderdale By the Sea, FL 33062-7822

Item 2(d).	Title of Class of Securities

Common stock, $1.00 par value per share
(the Common Stock).

Item 2(e).CUSIP Number
The CUSIP number of the Common Stock is 971889100.

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	Investment company registered under section 8 of the Investment
Company Act of 1940 (15 U.S.C. 80a-8).
(e)	An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)	An employee benefit plan or endowment fund in accordance
with Section 240.13d-1(b)(1)(ii)(F);
(g)	A parent holding company or control person in accordance
with Section 240.13d-1(b)(1)(ii)(G);
(h)	A savings associations as defined in Section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);
(j)	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
(a)	Amount beneficially owned:
Donald Brenner is filing on behalf of the following family holdings:
DONALD BRENNER TTEE U/W/O J BRENNER F/B/O LOIS BARNITT,
GINETTE BRENNER, DONALD BRENNER, JEROME LEWIS BRENNER,
MICHAEL BRENNER IRA, MICHAEL BRENNER C/F EMILY BRENNER and MICHAEL BRENNER C/F ALANA BRENNER. None of such reporting persons beneficially own any shares of Common Stock in Wilshire Enterprises, Inc. (the Common Stock) as of November 25, 2008.

On November 25, 2008, the following reporting persons sold the shares of Common Stock listed below, which represented all of the shares of Common Stock owned by such persons or entities:
DONALD BRENNER TTEE U/W/O J BRENNER
F/B/O LOIS BARNITT:	334,716
GINETTE BRENNER:	37,577
DONALD BRENNER:	17,974
JEROME LEWIS BRENNER:	40,302
MICHAEL BRENNER IRA:	15,710
MICHAEL BRENNER C/F EMILY BRENNER:	21,380
MICHAEL BRENNER C/F ALANA BRENNER:	16,000

(b)	Percent of class:
  	0%

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote
	0

(ii)	Shared power to vote or to direct the vote
	0

(iii)	Sole power to dispose or to direct the disposition of

	0

(iv)	Shared power to dispose or to direct the disposition of

	0

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	dentification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: January 29, 2009

DONALD BRENNER TTEE U/W/O J BRENNER F/B/O LOIS BARNITT

By:		/s/ Donald Brenner
Name:		Donald Brenner
Title:		Authorized Signatory

GINETTE BRENNER

By:	 	/s/ Ginette Brenner
Name:	 	Ginette Brenner

DONALD BRENNER

By:		/s/ Donald Brenner
Name:	 	Donald Brenner

JEROME LEWIS BRENNER

By:		/s/ Jerome Lewis Brenner
Name:		Jerome Lewis Brenner

MICHAEL BRENNER IRA

By:		/s/ Michael Brenner
Name:		Michael Brenner
Title:		Authorized Signatory

MICHAEL BRENNER C/F EMILY BRENNER

By:		/s/ Michael Brenner
Name: 	Michael Brenner
Title:	 	Authorized Signatory

MICHAEL BRENNER C/F ALANA BRENNER

By:		/s/ Michael Brenner
Name:		Michael Brenner
Title:		Authorized Signatory


EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: January 29, 2009

DONALD BRENNER TTEE U/W/O J BRENNER F/B/O LOIS BARNITT

By:		/s/ Donald Brenner
Name:	 	Donald Brenner
Title:	 	Authorized Signatory

GINETTE BRENNER

By:		/s/ Ginette Brenner
Name:		Ginette Brenner

DONALD BRENNER

By:		/s/ Donald Brenner
Name:	 	Donald Brenner

JEROME LEWIS BRENNER

By:		/s/ Jerome Lewis Brenner
Name:		Jerome Lewis Brenner

MICHAEL BRENNER IRA

By:		/s/ Michael Brenner
Name:		Michael Brenner
Title:		Authorized Signatory

MICHAEL BRENNER C/F EMILY BRENNER

By:		/s/ Michael Brenner
Name:		Michael Brenner
Title:	 	Authorized Signatory

MICHAEL BRENNER C/F ALANA BRENNER

By:		/s/ Michael Brenner
Name:	 	Michael Brenner
Title:	 	Authorized Signatory